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EXHIBIT 3.2

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF NUVASIVE, INC.,
a Delaware Corporation

        NuVasive, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

        ONE: That on June 18, 2003 resolutions were duly adopted by the Corporation's Board of Directors setting forth, approving and adopting a proposed amendment to the Corporation's Amended and Restated Certificate of Incorporation, as amended (the "Restated Certificate"), and declaring such amendment to be advisable and recommended for approval by the Corporation's stockholders, and that such resolutions provide that:

        All of Part A of Article IV of the Restated Certificate shall be amended and restated to read in its entirety as follows:

          "A.   Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Eighty Two Million Five Hundred Forty Six Thousand Five Hundred (82,546,500) shares. Forty Nine Million Two Hundred Thousand (49,200,000) shares shall be Common Stock, $0.001 par value per share, and Thirty Three Million Three Hundred Forty Six Thousand Five Hundred (33,346,500) shares shall be Preferred Stock, $0.001 par value per share. The Preferred Stock shall be divided into series. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist of Four Million Seven Hundred Fifty Thousand (4,750,000) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of Four Million Six Hundred Thirty-Five Thousand (4,635,000) shares. The third series of Preferred Stock shall be designated "Series C Preferred Stock" and shall consist of One Million (1,000,000) shares. The fourth series of Preferred Stock shall be designated "Series D Preferred Stock" and shall consist of Twelve Million Nine Hundred Sixty One Thousand Five Hundred (12,961,500) shares. The fifth series of Preferred Stock shall be designated "Series D-1 Preferred Stock" and shall consist of Ten Million (10,000,000) shares.

        TWO: That on June 18, 2003 the Corporation's stockholders approved such amendment by vote of the outstanding shares in accordance with Section 228 of the General Corporation Law of the State of Delaware.

        THREE: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        FOUR: That the capital of the Corporation shall not be reduced under or by reason of such amendment.

        IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed as of this 18th day of June, 2003.

NUVASIVE, INC.
/s/ Alexis Lukianov Alexis V. Lukianov, President and Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]

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  EXHIBIT 3.2
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NUVASIVE, INC., a Delaware Corporation